Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

1              PRB ENERGY APPOINTS NEW VICE PRESIDENT OF FINANCE

Denver, Colorado — August 17, 2007 — PRB Energy, Inc. (AMEX:PRB) today announced that Rick H. Lawler has agreed to join the Company as Vice President-Finance.  He will fill the position vacated by Daniel D. Reichel, Vice President-Finance, who resigned from the Company effective immediately.

Mr. Lawler, age 52, has 14 years of senior level finance and accounting experience.  He has led financial and operations organizations ranging from start-ups to multi-billion dollar divisions within SEC registrant companies.  Formerly, he was the Chief Financial Officer of WRC Corporation, an integrated land management and engineering consulting company serving the pipeline, power and transportation industries prior to it being acquired in 2006.  Prior to joining WRC, from 1999 to 2005, and again in 2007, Mr. Lawler provided consulting services to a broad range of publicly traded companies, primarily in the energy industry, leading SOX compliance projects to develop and implement Business Process and Internal Control enhancements.  Mr. Lawler’s consulting experience also includes leadership roles in infrastructure assessment and development, strategy initiation, IT system solutions, GAAP-conforming control policies and banking relationship management.  He also performed interim Finance and Accounting management services for several SEC registrant entities and led multiple M&A due diligence teams.  Mr. Lawler earned an MBA from Oklahoma City University in 1994 and a BA, Accounting and Political Science, from Texas State University in 1978.  He is a certified public accountant.

Robert W. Wright, Chairman and Chief Executive Officer, stated, “We are excited to have Rick join the PRB Energy team.  His solid financial acumen and strong leadership skills will be important assets as we continue to grow.  We also want to thank Dan for his contributions and wish him luck with his next endeavors.”

ABOUT PRB ENERGY, INC.

Having commenced operations in January 2004, PRB Energy has evolved into an exploitation and gathering company with development activities in the Rocky Mountain States.  The Company is vertically integrated, combining upstream exploitation and production as well as midstream gathering and processing.  This model is intended to increase PRB Energy’s access to and acquisition of high-potential development properties at attractive prices, deliver cost savings and provide additional revenue through the gathering of third-party gas.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Company’s Registration Statement on Form S-3/A recently filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contact:	or	Investor Relations Counsel
PRB Energy, Inc.		DRG&E
Robert W. Wright, Chairman and CEO		Jack Lascar/Lisa Elliott
(303) 308-1330		(713) 529-6600
investors@prbenergy.com		jlascar@drg-e.com/lelliott@drg-e.com

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